Exhibit 10.1

November __, 2018

Capitol Investment Corp. IV

509 7th Street, N.W.

Washington, D.C. 20004

This letter is to confirm the undersigned’s commitment that, if funds are needed by Capitol Investment Corp. IV (the “Company”) and upon request by the Company, the undersigned will provide additional loans of up to an aggregate of $_____ to the Company. The undersigned understands that if the Company does not consummate a business combination (as described in the Company's final prospectus, dated August 15, 2017), all amounts loaned to the Company hereunder will be forgiven except to the extent that the Company has funds available to it outside of its trust account established in connection with the Company's initial public offering.

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